EXHIBIT 10.19

Name:

Employee ID:

No. of Restricted Shares:

Grant Date:

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Restricted Stock Agreement

Domino’s Pizza, Inc., (the “Company”) a Delaware corporation, hereby grants this Restricted Stock Award (the “Restricted Stock Award”) to the above named individual (the “Participant”) pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). On the date of this Restricted Stock Award, the Company hereby grants and transfers to Participant the aggregate number of shares set forth above (the “Shares”) of the Common Stock of the Company, par value $.01 per share, all in accordance with and subject to the following terms and conditions:

1.        Restriction and Vesting. Each Share under the Restricted Stock Award shall be subject to the transfer restrictions (the “Transfer Restrictions”) set forth in Section 2 of this Restricted Stock Agreement (the “Agreement”). The Shares shall vest and the Transfer Restrictions with respect thereto shall lapse on the following dates in accordance with the following terms and conditions:

One hundred percent vesting on the 1st anniversary of the Grant Date,

Each such anniversary date shall be referred to herein as the “Regular Vesting Date” of the Vesting Tranche vesting on such date.

Forfeiture Conditions. Any Share then subject to Transfer Restrictions shall be automatically and immediately forfeited to the Company if, with respect to a particular Vesting Tranche of which such Share is part, any of the following occurs (each, a “Forfeiture Condition”):

a)	the Participant ceases to serve as director of the Company voluntarily (i.e., other than as a result of death or disability) prior to the vesting of such Vesting Tranche; or
b)	the Participant ceases to serve as director of the Company by reason of death or disability prior to the vesting of such Vesting Tranche.

Upon the occurrence of a Forfeiture Condition, the Participant hereby (i) appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such Shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

A vested share to which the Transfer Restrictions no longer apply shall be freely transferable, subject, however, to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws. Until a Share is vested, the certificate evidencing the Share shall carry a restrictive legend that prohibits any sale, transfer, pledge, assignment or other encumbrance or disposition of such Share prior to vesting. In addition, if unvested Shares are held in book entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares and the Participant agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions of this Agreement. Any certificates representing unvested Shares shall be held by the Company.

2.        Termination Prior to Vesting Date. If a Participant ceases to serve as director of the Company by reason of death or disability or is involuntarily terminated by the Company without “cause” prior to the vesting of any Vesting Tranche(s), all of the Shares included in such Vesting Tranche(s) to the extent not otherwise vested shall become fully vested on the date of termination and any Transfer Restrictions shall no longer apply to such Shares. For the avoidance of doubt, this acceleration of vesting shall only apply with respect to Shares not previously forfeited as a result of the occurrence of a Forfeiture Condition.

3.        Retirement. Subject to the other provisions of this Agreement and the Plan, if the Participant Retires (or dies or becomes disabled at a time when the Participant had satisfied the age and years of service requirements specified in the definition of Retirement), then notwithstanding the terms of Section 1 of this Agreement, all unvested Shares hereunder shall not be forfeited and the Shares shall continue to be eligible to vest (and shall remain subject to Transfer Restrictions until so vested) as set forth in Section 1 of this Agreement. For the avoidance of doubt, this provision shall only apply with respect to Shares not previously forfeited as a result of the occurrence of a Forfeiture Condition. For purposes of this Award, “Retire” and “Retirement” mean termination of the Participant’s employment after attainment by the Participant of age fifty-five (55) and five (5) years of continuous service with the Company.

4.        Nontransferability of Restricted Stock Award. Until the lapse of the Transfer Restrictions set forth in Section 1, or unless the Administrator approves the transfer of all or part of the Restricted Stock Award in accordance with the Plan, the Restricted Stock Award hereby granted shall not be transferable by the Participant.

5.        Rights as Shareholder. Except for forfeitability of all or part of the Restricted Stock Award prior to the lapse of the restrictions set forth in Section 1, the Participant shall have all rights of a shareholder (including voting and dividend rights) commencing on the date on which the certificate is issued evidencing the Award. Notwithstanding the foregoing, any property distributed with respect to a Share (the “associated share”) acquired hereunder, including without limitation a distribution of Common Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to forfeiture risk and Transfer Restrictions, if any, applicable to the associated share for so long as the associated share remains subject to such forfeiture risk and Transfer Restrictions and shall be promptly forfeited if and when the associated share is so forfeited. The Company may require that any cash distribution with respect to the Shares be held back, placed in escrow or otherwise made subject to such restrictions as the Company deems appropriate to carry out the intent of this Restricted Stock Award. References in the Plan and this Agreement to the Shares shall be deemed to refer, mutatis mutandis, to any such additional restricted amounts.

6.        Withholding. Participant agrees to take such steps, including prompt payment of cash to the Company, as the Company directs to satisfy all tax withholding obligations that may arise with respect this Restricted Stock Award or the transfer or vesting of the Shares granted hereunder.

7.        Provisions of the Plan. This Restricted Stock Award is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Restricted Stock Award is available from the Company. By accepting this Restricted Stock Award, the Participant acknowledges receipt of a copy of the prospectus relating to the plan, and agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan unless another meaning is specified herein.

8.        Governing Law. This Restricted Stock Award is governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

9.        Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Restricted Stock Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10.        No Contract of Employment. The Restricted Stock Award is not a contract of employment between the Company and the Participant. The Participant retains the right to terminate his employment with the Company, and the Company retains the right to terminate or modify the terms of the Participant’s employment, subject to any rights retained by either party under the Participant’s employment agreement, if Participant has an employment agreement, and no loss of rights, contingent or otherwise, under this Restricted Stock Award upon termination of employment shall be claimed by the Participant as an element of damages in any dispute over such termination of employment.

11.        Section 83(b) Election. The Participant expressly acknowledges that such participant has been advised to confer promptly with a professional tax advisor to consider whether the participant should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Restricted Stock Award. The Company has made no recommendation to the undersigned with respect to the advisability of making such an election.

12.        Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

Name:	David A. Brandon
Title:	Chairman and Chief Executive Officer